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                                                                    Exhibit 10.2

                            I. T. SUPPORT AGREEMENT


     THIS I. T. SUPPORT AGREEMENT ("Agreement") dated as of
____________________, 1999, is entered into by SHOPKO STORES, INC., a Wisconsin corporation ("ShopKo"), and PROVANTAGE HEALTH SERVICES, INC., a Delaware corporation ("ProVantage").

                                   RECITALS

     WHEREAS, ShopKo, through its indirect, wholly-owned subsidiary ProVantage, provides health benefit management and health information technology products and services to the health care industry (the "ProVantage Business"); and

     WHEREAS, this Agreement is entered into in conjunction with an initial public offering of ProVantage's Class A common stock, $.01 par value per share (the "ProVantage IPO"); and

     WHEREAS, after the ProVantage IPO, ProVantage will continue to need certain information technology services, products and support to be provided by ShopKo to ProVantage with respect to the operation of the ProVantage Business for a period of time from and after the Closing Date (as hereafter defined); and

     WHEREAS, the parties desire to enter into an agreement to provide for such services.

     NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties contained herein, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the indicated meanings:

     "Affiliate" means, with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

     "Base Fee" means the amount identified on Exhibit A attached hereto. The Base Fee shall be paid for the Services described hereunder, exclusive of any Service Upgrades.

     "Closing Date" means the date the ProVantage IPO is consummated.

     "Data" means all data used in the ProVantage Business, whether owned by ProVantage or by a ProVantage customer, which is provided to ShopKo in connection with the Services.
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     "FTE" means the equivalent of a full time employee. For purposes of this
Agreement, an FTE shall be equal to 154 work hours per month.

     "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company or other business entity.

     "ProVantage Confidential Information" means Data and other confidential data provided by ProVantage or ProVantage's customers to ShopKo in accordance with this Agreement; and any information with respect to ProVantage's information systems operations, including without limitation all information with respect to the ProVantage Hardware and the ProVantage Software.

     "ProVantage Hardware" means the computer equipment and telecommunications equipment owned or leased by ProVantage from time to time during the term of this Agreement and used by ShopKo to provide the Services to ProVantage.

     "ProVantage Software" means the software owned or licensed by ProVantage from time to time during the term of this Agreement and used by ShopKo to provide the Services to ProVantage.

     "Services" means those data processing and related information technology services to be conducted by ShopKo on behalf of ProVantage as set forth on Exhibit B attached hereto, and as the same may be amended and revised from time to time.

     "ShopKo Confidential Information" means any and all information with respect to ShopKo's information systems operations, including without limitation all information with respect to the ShopKo Hardware and the ShopKo Software.

     "ShopKo Hardware" means the computer equipment and telecommunications equipment owned or leased by ShopKo from time to time during the term of this Agreement and used to provide the Services to ProVantage. The current ShopKo Hardware is identified on Exhibit A attached hereto.

     "ShopKo I.S. Employees" means the data base administrators, computer operators, operating systems technicians, help desk staff, end user support staff, LAN administrators, telecom analysts and other individuals who are employed or contracted by ShopKo and who are made available to provide the Services to ProVantage. The number of ShopKo I.S. Employees in the various areas who will provide Services hereunder for and in consideration of the Base Fee are identified on Exhibit A attached hereto.

     "ShopKo Software" means the software owned or licensed by ShopKo from time to time during the term of this Agreement and used to provide the Services to ProVantage. The current ShopKo Software is identified on Exhibit A attached hereto.

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     "Transition Period" means the 180 day period following the date on which
(i) this Agreement expires or is terminated, or (ii) any of the Services are terminated pursuant to Section 15.1(c) of this Agreement.

                                  ARTICLE II
                                     TERM

     The initial term of this Agreement shall commence on the Closing Date and, except as otherwise provided below, continue until January 31, 2001. This Agreement shall be renewed automatically thereafter for successive one-year terms unless either ProVantage or ShopKo elects not to renew this Agreement by giving the other party written notice of its intention not to renew the Agreement not less than one hundred eighty (180) days prior to the end of the then current term. Either party may terminate any specified Service under the prior notice provision in Section 15.1(c).

                                  ARTICLE III
                                   SERVICES

     Section 3.1. Provision of Services. In consideration of the Base Fee, ShopKo agrees to provide to ProVantage the Services during the term of this Agreement. The entire Base Fee shall be charged regardless of whether all of the Services have been utilized in any given period.

     Section 3.2 Hardware and Software. In providing the Services to ProVantage, ShopKo shall utilize the ProVantage Hardware, ShopKo Hardware, ProVantage Software, and ShopKo Software to the same extent such hardware and the software have been utilized prior to the date of this Agreement; provided, however, that ShopKo may provide the Services with different or additional computer equipment and/or software.

     Section 3.3 ShopKo I.S. Employees. ShopKo shall make the ShopKo I.S. Employees available to provide the Services to ProVantage to the same extent such employees were made available to ProVantage prior to the date of this Agreement provided, however, that ShopKo shall only be required to provide the number of FTEs of each of these ShopKo I.S. Employees as set forth on Exhibit A. ShopKo and ProVantage acknowledge that the employees constituting the "ShopKo I.S. Employees" are likely to change from time to time, and that at certain times it is possible that staffing shortages may exist. ProVantage acknowledges that some of the ShopKo I.S. employees may be independent contractors or subcontractors.

     Section 3.4. Access. ProVantage shall provide ShopKo and its employees and agents access to ProVantage's facilities as necessary to provide ProVantage with the Services. ShopKo shall provide ProVantage and its employees and agents access to ShopKo's facilities on a basis consistent with past practices.

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     Section 3.5. Modifications, Upgrades, etc. The parties acknowledge that modifications, upgrades, and additions to the ShopKo Hardware, the ProVantage Hardware, the ShopKo Software and the ProVantage Software and additional ShopKo I.S. Employees may be necessary to adequately service the ProVantage Business due to additional customers, new services, acquisitions, technological changes, competitive pressures or otherwise (collectively, "Service Upgrades"). Charges for Service Upgrades are not included in the Base Fee. The parties agree to negotiate in good faith regarding any Service Upgrades. It is the intention of the parties that to the extent practicable, ShopKo will use reasonable efforts to provide ProVantage with any reasonable Service Upgrades requested by ProVantage, and that the parties will negotiate reasonable fees, reimbursement rates or other charges to adequately compensate ShopKo for the Service Upgrades. The rates and fees listed on Exhibit A as components of the Base Fee were derived as incremental costs to ShopKo only, and many of these rates and fees do not reflect capitalization, or other amortization allocation of significant initial investments made by ShopKo. Accordingly, rates and fees for Service Upgrades could vary significantly from those set forth on Exhibit A.

     Unless otherwise expressly agreed by ProVantage and ShopKo, ProVantage shall have sole financial responsibility for any modifications, upgrades or additions to the ProVantage Hardware and the ProVantage Software.

     Section 3.6. Subsidiaries. The parties hereto agree that (i) the Services to be provided to ProVantage under this Agreement will, at ProVantage's request, be provided to subsidiaries of ProVantage and (ii) ShopKo may satisfy its obligation to provide or procure the Services hereunder by causing one or more of its subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any subsidiary of ProVantage,
(i) ProVantage agrees to pay on behalf of such subsidiary all amounts payable by or in respect of such Services and (ii) references in this Agreement to ProVantage shall be deemed to include such subsidiary.

                                  ARTICLE IV
                                  PERFORMANCE

     Section 4.1. Standard of Performance; Remedies; Consequential Damages. In performing its obligations under this Agreement, ShopKo represents that it will use the same standard of care and good faith as it uses in performing services for its own account. ShopKo agrees to exercise reasonable diligence to correct errors or deficiencies in the Services provided by it hereunder. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SHOPKO MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARISING OUT OF THIS AGREEMENT AND THE SERVICES TO BE PROVIDED HEREUNDER. The sole remedy of ProVantage for any claim relating to the performance or nonperformance of the Services shall be a refund by ShopKo to ProVantage of any charges or fees paid for the applicable Services. In addition, in no event shall either party be

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liable to the other for special, punitive, incidental or consequential damages arising out of this Agreement.

     Section 4.2. Annual and Interim Reviews. On or about the first anniversary of the Closing Date and annually thereafter until termination, ShopKo and ProVantage agree that they will review the scope and pricing of the Services being provided as of the applicable annual review date. Interim reviews may also be scheduled by either party upon providing 30 days advance written notice. Each such review and any resulting amendment of the Services and the fees therefor will be undertaken in good faith and with as much advance notification, lead time and discussion as is reasonable under the circumstances, in the spirit of providing appropriate services to ProVantage at a fair cost and without undue burden to ShopKo. Accordingly, before any termination or significant alteration of the scope of Services is made, the parties shall take into account all elements of cost, inconvenience and other direct and indirect impact on both parties of terminating or altering the Services. Consent to terminate or alter the scope of the Services will not be unreasonably withheld by either party.

                                   ARTICLE V
                                SUBCONTRACTING

     Section 5.1. Subcontractors. ShopKo may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement. ShopKo shall promptly notify ProVantage of its intent to enter into any subcontract. ShopKo is responsible for monitoring and managing the performance of all subcontractors. ShopKo shall require such subcontractors, as a condition to their engagement, to agree to be bound by the provisions substantially identical to those included in this Agreement. Subject to Section 4.1 hereof, ShopKo shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to ProVantage. If, as the result of ShopKo's subcontracting any Service, the performance of that Service falls below the level of ShopKo's previous actual, typical performance, then ShopKo shall work with the subcontractor to restore the performance of that Service to such previous actual, typical performance level. Even if an inadequacy in a subcontractor's performance does not amount to a breach of this Agreement or inadequate performance, if ProVantage is dissatisfied with the performance of any subcontractor, ProVantage shall promptly notify ShopKo and ShopKo and ProVantage shall discuss means to resolve ProVantage's dissatisfaction.

                                  ARTICLE VI
                                     FEES

     Section 6.1. Payment. ProVantage agrees that in consideration of the Services described in this Agreement, ProVantage shall pay ShopKo the Base Fee as amended and revised from time to time by mutual agreement. ProVantage shall also pay ShopKo for all Service Upgrades in accordance with agreed upon rates and fees. In addition, ProVantage shall reimburse ShopKo for all direct and identifiable costs and third-party disbursements incurred by ShopKo in

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performing the Services, provided ProVantage has approved any such costs and disbursements in advance. In the event that any Services are terminated during a fiscal year, payments shall be made for such Services through the effective date of cancellation, said payments to be a pro rata portion of the charges for such Services. ProVantage shall also pay ShopKo for any pre-approved costs or disbursements, plus costs associated with ShopKo Hardware or ShopKo Software purchases or other long-term commitments or investments made by ShopKo in reliance upon this Agreement, provided ProVantage has approved any such costs, commitments or investments in advance. The parties acknowledge that no such costs, commitments or investments exist as of the date of this Agreement.

     Section 6.2. Payments For Third Party Software Upon Disaffiliation. If ProVantage and ShopKo cease to be Affiliates, ProVantage shall pay such license fees, and any applicable or related taxes, for the Software as are required by the third party to enable ShopKo to continue to provide the Services.

                                  ARTICLE VII
                             INVOICES AND PAYMENT

     Section 7.1. Billing and Payment. ProVantage shall pay the Base Fee for Services rendered within each month during the term of this Agreement within thirty (30) calendar days after the end of each such month. No invoices for the Base Fee shall be sent, and no backup documentation shall be required for the Services included in the Base Fee.

     The fees for Service Upgrades shall be invoiced monthly by the thirtieth
(30th) calendar day of the calendar month next following the calendar month in which the Service Upgrades were performed. Such invoices shall specify the value of Service Upgrades determined in accordance with the agreed upon arrangements, and shall be accompanied by supporting detail, and shall be due and payable thirty (30) days from receipt thereof.

                                 ARTICLE VIII
                          TRANSFER AND PROPERTY TAXES

     Section 8.1. Allocation Of Responsibility For Certain Taxes. ProVantage will reimburse ShopKo for all sales, use or excise taxes levied on amounts payable by ProVantage to ShopKo pursuant to this Agreement, provided that ProVantage shall not be responsible for remittance of such taxes to applicable tax authorities. ProVantage shall not be responsible for any ad valorem, income, franchise, privilege, value added or occupational taxes of ShopKo. ShopKo shall cooperate with ProVantage's efforts to identify taxable and nontaxable portions of amounts payable pursuant to this Agreement (including segregation of such portions on invoices) and to obtain refunds of taxes paid, where appropriate. ProVantage may furnish ShopKo with certificates or other evidence supporting applicable exemptions from sales, use or excise taxation.

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                                  ARTICLE IX
                               OWNERSHIP OF DATA

     Section 9.1. Ownership Of Data. The Data is the exclusive property of ProVantage or its customers. Any data about which there is an ambiguity as to ownership shall be treated as Data and subject to the provisions of this Agreement until its ownership is resolved. This Agreement does not purport to address the ownership of any data other than Data.

     Section 9.2. Use of Data. ShopKo shall use the Data only in providing Services pursuant to this Agreement. Except as otherwise expressly agreed in writing, ShopKo shall not and shall not attempt to sell, license, provide, disclose, use, pledge, hypothecate, and/or in any other way transfer the Data. All such attempts shall be void and without legal effect. ShopKo may use the Data for such other purposes as ProVantage and ShopKo may agree in writing.

     Section 9.3. Risk of Data Loss. When Data is in ShopKo's possession or under ShopKo's control and an event occurs that prevents or hinders the access to or reliable use of such data, ShopKo shall use reasonable efforts to cure and re-create or restore such data as promptly as practicable.

     Section 9.4. Data Security. ShopKo shall maintain safeguards for protecting against the loss and disclosure of the Data no less rigorous than such safeguards as are in effect on the Closing Date. ShopKo acknowledges that as a holder or recipient of health care claims information, ProVantage is and shall continue to be subject to special restrictions regarding the treatment and handling of the data. ShopKo agrees to comply with all reasonable requests made by ProVantage in this regard, provided that any incremental costs incurred by ShopKo associated with such requests shall be billed to ProVantage as costs of Service Upgrades.

     Section 9.5. Media Containing Data. As between ProVantage and ShopKo, ProVantage is the exclusive owner of all Data recorded on any media irrespective of which party owns the media.

                                   ARTICLE X
                              SOFTWARE PROTECTION

     Section 10.1. Protection of Software Rights Against Third Parties. If either party to this Agreement shall become aware of any infringement or misappropriation by any third party of the intellectual property rights of the other party, it shall promptly give notice to the other party of such infringement or misappropriation. The owner of such intellectual property may, at its expense, institute suit against such third party, and the other party shall fully cooperate with the owner to enjoin such infringement or misappropriation and if reasonably necessary, shall, if requested, join with the owner as a party to any action brought by the owner for such purpose. The owner shall bear all expenses connected with such suit, provided, however, that if the other party desires to retain its own counsel, it shall do so at its own cost and expense. Each party hereby agrees to defend, indemnify and hold harmless the other party for any costs, losses, or

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expenses related to any claim of infringement or misappropriation of the indemnifying party's intellectual property.

                                  ARTICLE XI
                              SOFTWARE OWNERSHIP

     Section 11.1. Software Ownership. ShopKo acknowledges that is has no ownership interest in the ProVantage Software. ProVantage acknowledges that it has no ownership interest in the ShopKo Software. If during the term of this Agreement ShopKo or ProVantage develops, purchases or licenses software which is utilized by ShopKo to provide the Services to ProVantage, such software shall be the property of ShopKo or ProVantage, respectively and shall be considered "ShopKo Software" or "ProVantage Software", respectively for purposes of this Agreement unless ShopKo and ProVantage agree otherwise in writing.

                                  ARTICLE XII
                           CONFIDENTIAL INFORMATION

     Section 12.1. Confidential Information. Except as otherwise provided in this Agreement, the ProVantage Confidential Information and the ShopKo Confidential Information (collectively, the "Confidential Information") is proprietary to ProVantage and ShopKo, respectively, and may not be used by the other party hereto except to carry out the parties' respective obligations under this Agreement.

     Section 12.2. Excluded Information. Information is not considered Confidential Information to the extent that such information:

          (a) is or becomes publicly available other than as a result of any breach of this Agreement;

          (b) is or becomes available to a party from a source that, to that party's knowledge, is lawfully in possession of that information and is not subject to a duty of confidentiality, which is violated by that disclosure; or

          (c) is independently developed without reference to the Confidential Information.

     Section 12.3. Standard Of Care. Except as otherwise set herein, each party shall use at least the same degree of care in maintaining the confidentiality of the other party's Confidential Information as is normally used with respect to its own proprietary or confidential information.

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     Section 12.4. Permitted Disclosures. Either party may disclose Confidential
Information to its respective employees or agents, on a need-to-know basis, in order to fulfill its obligations under this Agreement.

     Section 12.5. Required Disclosures. Either party may disclose Confidential Information in response to a request for disclosure by a court or another governmental authority, including a subpoena, court order, or audit-related request by a taxing authority. Either party may also make disclosures of Confidential Information as may be required under applicable securities laws or the rules and regulations of each party's respective stock exchange. Prior to any disclosure of Confidential Information pursuant to this Section, however, the disclosing party shall make a good faith attempt to notify the other party in advance to allow the non-disclosing party the opportunity to seek a protective order or other injunctive relief.

     Section 12.6. Confidentiality And Third Parties. If ShopKo engages a subcontractor to perform any of its obligations under this Agreement and such subcontractor has access to ProVantage Confidential Information, ShopKo shall advise such subcontractor of the confidentiality requirements of this Agreement.

     Section 12.7. Irreparable Harm. The parties acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to estimate, thus making any remedy at law or in damages inadequate. Each party therefore agrees that the other party shall have the right to apply to any court of competent jurisdiction for a temporary or provisional order restraining any breach or impending breach of this Article XII. This right shall be in addition to any other remedy available under this Agreement.

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                                 ARTICLE XIII
                                 KEY EMPLOYEES

     Section 13.1 Employees. During the term of this Agreement and for a period of two years thereafter:

          (a) neither ProVantage nor any of its direct or indirect subsidiaries (whether now owned or hereafter acquired) shall solicit for hire any employees of ShopKo or any of ShopKo's direct or indirect subsidiaries (other than ProVantage and its subsidiaries), and

          (b) neither ShopKo nor any of its direct or indirect subsidiaries (other than ProVantage and its subsidiaries) shall solicit for hire any employees of ProVantage or any of its direct or indirect subsidiaries.

This covenant may be waived only with the prior written consent of the other party.

Nothing in this Article XIII shall be deemed or construed to prevent solicitation, recruitment or hiring of any employee of the other party who first initiates contact with the soliciting, recruiting or hiring party, provided that neither party shall engage in any activity intended to encourage the other party's employees to initiate such contact. General advertisements shall not be deemed violative of this restriction.

                                 ARTICLE XIV
                      FORCE MAJEURE AND DISASTER RECOVERY

     Section 14.1. Force Majeure. Each party shall be excused for failure to perform any part of this Agreement due to events beyond its control, including but not limited to fire, storm, flood, earthquake, explosion, accident, riots and other civil disturbances, sabotage, strikes or other labor disturbances, injunctions, transportation embargoes or delays, failure of performance of third parties necessary for the parties' performance under this Agreement (other than third parties engaged by ShopKo pursuant to Article V), or the laws or regulations of the federal, state or local government or breach or agency thereof; provided, however, no force majeure event shall excuse the obligation of the party claiming the benefit of a force majeure event from paying the applicable fees for any services provided by the other party.

                                  ARTICLE XV
                                  TERMINATION

     Section 15.1. Termination. This Agreement and the scope of the Services may be reduced, suspended, or terminated as follows:

          (a) Either party hereto may terminate this Agreement immediately upon written notice to the other party (i) in the event of the other party's voluntary bankruptcy or

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     insolvency, (ii) in the event that the other party shall make an assignment for the benefit of creditors, or (iii) in the event that a petition shall have been filed against the other party under a bankruptcy law, a corporate reorganization law or any other law for relief of debtors (or other law similar in purpose or effect).

          (b) If either party hereto (the "Defaulting Party") shall fail adequately to perform in any material respect any of its material obligations under this Agreement, whether voluntarily or involuntarily or as a result of any law or regulation or otherwise, the other party hereto shall have the option to terminate this Agreement upon sixty (60) days' written notice (which shall be reduced to thirty (30) days' written notice in the event of a failure to make payment in accordance with the terms hereof) to the Defaulting Party specifying the respects in which the Defaulting Party has so failed to perform its obligations under this Agreement, unless during such period the Defaulting Party shall have substantially remedied the default therein specified.

          (c) Either party may, at any time prior to the expiration of this Agreement or any extension thereof, terminate any of the Services upon one hundred twenty (120) days' prior written notice from the party desiring such termination. For purposes of this Section 15.1(c), Services may only be terminated to the extent such Services can reasonably be discontinued without additional cost to ShopKo. If this Agreement is terminated by ProVantage pursuant to this Section 15.1(c), ProVantage shall reimburse ShopKo for any costs associated with ShopKo Hardware or ShopKo Software purchases or other long-term commitments made by ShopKo in reliance upon the existence of this Agreement. Additionally, ProVantage shall be responsible for all costs related to any commitments made by ShopKo with respect to all previously agreed upon Service Upgrades.

                                  ARTICLE XVI
                        TRANSITION ASSISTANCE; SURVIVAL

     Section 16.1. Transition Assistance By ShopKo. Upon expiration or termination of this Agreement for any reason whatsoever, or upon termination of any of the Services pursuant to Section 15.1(c) above, ProVantage and ShopKo agree that ShopKo shall provide assistance to ProVantage to obtain services to replace the affected Services in accordance with this Section 16.1.

          A. During the Transition Period, ShopKo shall provide to ProVantage all assistance reasonably requested by ProVantage to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of responsibility for the Services. Services provided during the Transition Period will be provided by ShopKo at the rates then in effect pursuant to this Agreement.

          B. ShopKo may provide transition assistance after the Transition Period at market rates. ShopKo shall endeavor to utilize any existing ShopKo resources and personnel to provide this assistance and the services in Subsection C below, to the extent reasonably

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     possible. If the assistance requires resources in addition to those regularly used in the daily performance of Services, ProVantage will pay ShopKo for such assistance on a time and materials basis.

          C. Upon expiration or termination of this Agreement or with respect to any particular Data, on such earlier date that the same shall be no longer required by ShopKo in order for it to render the Services hereunder, such Data shall be, at ProVantage's election and expense, (i) erased from the data files maintained by ShopKo, or (ii) returned to ProVantage by ShopKo in a form reasonably requested by ProVantage.

     Section 16.2. Survival. Articles IX, X, XI, XII and XVI of this Agreement shall survive the termination or expiration of this Agreement.

                                 ARTICLE XVII
                                AUDITING RIGHTS

     Section 17.1. Operational Audit. ProVantage and its representatives, at ProVantage's expense and upon reasonable notice to ShopKo, shall have the right to conduct an audit of ShopKo's operations used in providing the Services (i) on an annual basis and (ii) more frequently as reasonably requested by ProVantage to the extent that such audit will not unreasonably disrupt the operations of ShopKo, in order to verify that ShopKo is exercising reasonable operational procedures in accordance with the customary standards of the health benefit management and healthcare information technology industries in its performance of the Services. ShopKo will provide ProVantage and its representatives access to the ShopKo facilities at which ShopKo is performing the Services, to ShopKo's personnel engaged in performing the Services, to existing Data and work product located at ShopKo facilities and to reasonably related documentation. ShopKo will provide to ProVantage and its representatives any assistance that they reasonably require in connection therewith at no additional charge to ProVantage, provided, however, that ProVantage shall pay ShopKo, at rates then in effect pursuant to this Agreement, for any technical resources and application development time used by ShopKo and any other reasonable additional costs of ShopKo necessary for the audit and not otherwise provided to ProVantage hereunder.

     Section 17.2. Record-Keeping Audits of Charges. ShopKo shall maintain complete and accurate books, records and accounts to support and document all charges to ProVantage for Service Upgrades. ShopKo shall retain such records for three (3) years after creation, or for such longer period as required to comply with government requirements, as directed in writing by ProVantage. ShopKo shall permit ProVantage or its representatives access to ShopKo's facilities to perform an audit of ShopKo's records to the extent necessary to verify ShopKo's charges billed to ProVantage (i) on an annual basis and (ii) more frequently as reasonably requested by ProVantage if and to the extent that such audit will not unreasonably disrupt the operations of ShopKo.

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                                 ARTICLE XVIII
                       NOTICES AND OTHER COMMUNICATIONS

     Section 18.1. Notice. Any notice, request, designation, direction, demand, election, acceptance or other communication shall be in writing and shall be effective and deemed to have been given when it is (i) mailed postage prepaid, by certified first class mail, return receipt requested, addressed to a party and received by such party; (ii) hand or courier delivered; or (iii) sent by telecopy with receipt confirmed, as follows:

     If to ShopKo,

     ShopKo Stores, Inc.
     700 Pilgrim Way
     Green Bay, WI  54307
     Telecopy:  (920) 429-4225
     Attention:  Chief Information Officer
     cc:  General Counsel

     If to ProVantage,

     ProVantage Health Services, Inc.
     13555 Bishops Court, Suite 201
     Brookfield, WI  53005
     Telecopy:  (414) 641-3770
     Attention:  Chief Information Officer
     cc:  Legal Department

     Any party may from time to time designate another address to which notice or other communication shall be addressed or delivered to such party and such new designation shall be effective on the later of (i) the date specified in the notice or (ii) receipt of such notice by the intended recipient.

                                  ARTICLE XIX
                           MISCELLANEOUS PROVISIONS

     Section 19.1. Independent Parties. ShopKo shall perform the Services hereunder as an independent contractor. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto, constitute or be deemed to constitute any party as the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose. Each party shall be responsible for any injury or death to its own employees, including all workers' compensation claims or liabilities resulting therefrom, and each such party shall remain responsible for reporting its income and paying its own taxes.

     Section 19.2. Assignment. Except as otherwise provided in this Section 19.2, neither party may assign any of its rights or delegate any of its duties or obligations under this Agreement without the other party's consent. ProVantage may assign its rights and delegate its duties and obligations under this Agreement as a whole or as part of the sale or transfer of all or substantially all of its assets and business, including by merger or consolidation, to a Person (i) that assumes and has the ability to perform ProVantage's duties and obligations under this Agreement; and (ii) the core or a principal part of the business of which is not competitive with the core or a principal part of the business of ShopKo. ShopKo may assign its rights and delegate its duties and obligations under this Agreement as a whole or as part of the sale or transfer of all or substantially all of its assets and business involved in any manner in providing Services, including by merger or consolidation, to a Person (a) that assumes and has the ability to perform ShopKo's duties and obligations under this Agreement; and (b) the core or a principal part of the business of which is not competitive with the core or a principal part of the business of ProVantage. Any attempted assignment or delegation of any rights, duties, or obligations in violation of this Section
19.2 shall be void and without effect. Nothing in this Section 19.2, however, precludes ShopKo from subcontracting the performance of any of the Services as permitted by this Agreement or precludes ProVantage from extending the right to receive the Services to its Affiliates.

     Section 19.3. Amendment And Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties, or in the case of a waiver, by the party waiving compliance. Any waiver by either party hereto of any condition, or of the breach of any provision or term in any one or more instances shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision or term of this Agreement.

     Section 19.4. Integration. This Agreement supersedes any and all prior or contemporaneous oral agreements or understandings between the parties regarding the subject matter of this Agreement.

     Section 19.5. Severability. If any term or condition of this Agreement shall be held invalid in any respect, such invalidity shall not affect the validity of any other term or condition hereof.

     Section 19.6. Successors. This Agreement binds and inures to the benefit of the parties and their respective legal representatives, successors, and permitted assigns.

     Section 19.7. Applicable Law. This Agreement shall be construed under the laws of the State of Wisconsin and the rights and obligations of the parties shall be determined under the substantive law of Wisconsin, without giving effect to Wisconsin's conflict of law rules or principles.

     Section 19.8. Reasonableness. As concerns every provision of this Agreement, ShopKo and ProVantage agree to act reasonably and in good faith unless a provision expressly states that ProVantage or ShopKo may act in its sole discretion.

     Section 19.9. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute an original, and both of which, when taken together, shall constitute one and the same instrument.

     Section 19.10. Further Assurances. Each party shall take such actions, upon request of the other party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

     Section 19.11. No Third Party Beneficiaries. Each of the provisions of this Agreement is for the sole and exclusive benefit of the parties hereto respectively, as their interests may appear, and shall not be deemed for the benefit of any other person or entity or group of persons or entities.

     Section 19.12. Construction. Descriptive headings to sections and paragraphs are for convenience only and shall not control or affect the meaning or construction of any provisions in this Agreement.

     Section 19.13. Look-Back. The parties acknowledge that the intent of this Agreement is to accurately capture the scope and nature of the information technology services being performed as of the date hereof, so that such services may continue uninterrupted for the term of this Agreement. Both parties have made a good faith attempt to identify all of the information technology services provided to ProVantage by ShopKo. If, however, it is later determined that the parties unintentionally omitted a description of services or charges therefor, both parties shall negotiate in good faith to amend this Agreement to include such services and charges, and charges and credits for such additional services shall be retroactive back to the commencement date of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

                              SHOPKO STORES, INC.


                              By:
                                 -----------------------
                                 William J. Podany
                                 President and Chief
                                 Executive Officer

                              Attest:
                                     -------------------
                                     Richard D. Schepp,
                                     Sr. Vice President,
                                     General Counsel/Secretary

                              PROVANTAGE HEALTH SERVICES, INC.

                              By:
                                 -----------------------
                                 Jeffrey A. Jones
                                 Executive Vice
                                 President and Chief
                                 Operating Officer

                              Attest:
                                     -------------------
                                     Richard D. Schepp,
                                     Secretary

                                   Exhibit A
                                   Base Fee

--------------------------------------------------------------------------------------------------------------
                                                                                      Monthly        Annual
                                                                                     Fee in $'s    Fee in $'s
-------------------------------------------------------------------------------------------------------------
ShopKo IS Employees
     Job Category                                       FTE
     --------------------------------------------------------------------------------------------------------
     Telecommunications                                 0.50                              2,684        32,213
     Technical Services - MVS                           0.15                                930        11,165
     Technical Services - RS/6000 SP                    0.50                              3,253        39,041
     Technical Services - AS/400                        2.00                              9,375       112,503
     Technical Services - Internet/Intranet             0.50                              3,253        39,041
     Technical Services - DBA                            TBD                                TBD           TBD
     Technical Services - Security                      0.30                              1,287        15,439
     Production Control & Operations                    0.75                              2,198        26,372
     Help Desk                                          0.25                                698         8,372
     End User Service Analyst                           1.50                              7,360        88,320
     --------------------------------------------------------------------------------------------------------
     Total ShopKo IS Employees                                                              TBD           TBD
                                                                                     ------------------------
ShopKo Hardware                             Description
-------------------------------------------------------------------------------------------------------------
     IBM RS/6000 43P                        External Firewall                                  4            44
     IBM RS/6000 E20                        Primary public webserver                           4            44
     IBM RS/6000 360                        Internal Firewall                                  4            44
     IBM RS/6000 360                        Internal ACEServer                                56           678
     Nortel Option 81C                      GO/ProVantage-North telephone system              56           667
     Centigram Series 6 Model 640           GO/ProVantage-North voice mail system             35           417
     MultiLink System 70                    Audio conference bridge                           69           833
     Cisco 7000                             Client router                                  1,333        16,000
     Cisco 2501                             GO Internet router                                 1            10
     Cisco 7513                             Core router                                      192         2,300
     IBM 9672-R44                           Mainframe                                        156         1,878
     Proliant 1600                          Netware file server                               42           500
     ---------------------------------------------------------------------------------------------------------
     Total ShopKo Hardware                                                               $ 1,951      $ 23,415
                                                                                     -------------------------
ShopKo Software
     ---------------------------------------------------------------------------------------------------------
     Computer Associates
       - CA-Prevail/XP-Jobtrac remote AIX - SP2                                                9           102
       - CA-Prevail/XP-Jobtrac remote AIX - 370                                                0             6
       - CA-View VTAM interface                                                                1            17
       - CA-View - ERO option                                                                  3            40
       - CA-Deliver MVS                                                                       11           134
       - CA-Deliver VTAM interface                                                             1            17
       - CA-View MVS                                                                           7            87
     VPS
       - VPS base                                                                              5            58
       - VPS VMCF/VTAM                                                                         1            14
       - VPS Report Browse                                                                     2            19
       - VPS PC                                                                                0             6
       - VPS/TCPIP                                                                             3            33
     Oracle
       - Oracle DB                                                                         3,750        45,000
       - Oracle 7.1 development                                                                4            45

     Others
      - Security Dynamics - Secur-id                                                          47           563
      - Walker                                                                               280         3,360
      - Integral                                                                              33           394
      - Ab initio                                                                             41           495
      - SQL Backtrac                                                                         482         5,781
      - MicroStrategy DSS Agent/Server/Web                                                 2,667        32,000
      - IBM Operating System Software                                                        353         4,230
      - Groupwise                                                                          2,479        29,750
      - Netware                                                                            4,083        49,000
     ---------------------------------------------------------------------------------------------------------
     Total ShopKo Software                                                               $14,263      $171,151
                                                                                     -------------------------
Other Services
     ---------------------------------------------------------------------------------------------------------
     Tape Vaulting                                                                           210         2,520
     Business Recovery Service                                                             5,100        61,200
     AIX Support line                                                                      3,333        40,000
     ---------------------------------------------------------------------------------------------------------
     Total Other Services                                                                $ 8,643      $103,720
                                                                                     -------------------------
--------------------------------------------------------------------------------------------------------------
     Base Fee                                                                                TBD           TBD
--------------------------------------------------------------------------------------------------------------

                                   EXHIBIT B

Operating, Monitoring, And Communicating The Status Of Systems

 .  Monitor claims processing
 .  1st shift daily sign on to AS/400 and AMS to verify communication
 .  Ping ProVantage benefits, 1st shift each day
 .  Verify ProVantage mail order programs are running
 .  Track disk usage
 .  Track system up time
 .  Verify on-line systems are up
 . Execute production schedule for ProVmed, ProVRx and other HIT systems . Operate Data Center hardware
 .  Operate BBS for ProVantage

Database (DBA) and Storage Administration Services

 .  Build databases
 .  Load databases
 .  Configure disk
 .  DDL management
 .  Define VSDs
 .  Support development database requests
 . Consult with applications development on design and implementation of software

Administering Information, Systems, And Services

 .  Maintain shrink wrapped/turnkey applications
 .  Maintain AS/400 & OS/400
 .  Maintain DOS with VPS-PC
 .  Maintain Openview
 .  Work with vendors to apply fixes to OS and turnkey software
 .  Maintain long distance dialing plan and access codes
 .  Loaner PC checkout/administration
 .  Loaner pager checkout/administration
 .  Loaner cell phone checkout/administration
 .  Administer operations inventory IS equipment
 .  Order, distribute, and maintain calling cards

 .  Crystal information administration
 .  Provide call detail reporting on request
 .  Track and verify accuracy of Telecom billings
 .  Track software licenses
 .  Report/audit calling card usage
 .  Voice system administration
 .  Maintain NOS Novell
 .  Maintain OS/390
 .  Maintain Windows NT-NOS
 .  Maintain AIX Unix
 .  Maintain BBS for ProVantage
 .  Maintain SNA software, VTAM, NCP, and SNA/server

Securing Information Assets

 .  Backup file servers
 .  Tape library administration
 .  Restore files
 .  Manage firewalls
 .  Security setup
 .  Audit security access to data and systems
 .  Protect data access control
 .  User ID administration
 .  Performance of Y2K Activities substantially as outlined and detailed in
   ShopKo's and ProVantage's respective Year 2000 Charters
 . Maintain disaster recovery capability in accordance with past practices, but in no event less reliable than those disaster recovery capabilities in place to protect ShopKo's own systems.

Tracking, Escalating, And Resolving IT Problems

 .  2nd level support for ProVantage Support Desk
 .  Trouble shoot remote client access
 .  Support ProVantage mail services IVR
 .  Troubleshoot communications problems
 .  Support ProVantage vision IVR
 .  Respond to on-call pages and calls
 .  Identify production problems, escalate or fix
 . Support all IS hardware in all locations. Assume responsibility until problems are resolved. (All equipment whether in-house supported or contracted)
 .  Trouble shoot hardware/software problems

Managing IS Fixed Assets

 .  Dispose of obsolete equipment
 .  Manage UPS and dual power feed
 .  Dispose of hardware

Installing And Maintaining Equipment

 .  Install data communication facilities
 .  Install voice communication facilities
 .  Install data communication equipment
 .  Install voice communication equipment
 .  Install Routers
 .  Install file servers
 .  Install Data Center equipment
 .  Install firewall
 .  Install Internet/Intranet
 .  Install shrink-wrapped turnkey applications
 .  Install AS/400, AIX Unix, OS/390, and other OS utilities or software packages as needed
 .  Order printers, file servers, workstations, software, data center supplies, paging service and equipment, and cellular service and equipment
 .  Order data communication equipment
 .  Order data communication facilities
 .  Order voice communication facilities
 .  Order voice communication equipment
 .  VPS administration setup printers
 .  Define terminals, printers to system software
 .  Manage technical hardware/software for optimal use
 .  Maintain paging service and equipment
 .  Maintain cellular service and equipment
 .  Maintain wiring
 .  Maintain voice equipment
 .  Maintain data communications equipment
 .  File server maintenance
 .  Maintain data center environmental equipment
 .  Maintain firewall

Planning For System Capacity Growth And Technological Change

 .  Capacity planning for voice network
 .  Capacity planning for data network

 . Recommend capacity or configurations of hardware/software to applications and business

Defining And Engineering Information Technology Platforms

 .  Consult with applications development on design and implementation of software
 .  Provide solutions to business
 .  Specify voice communication facilities
 .  Specify voice communication equipment
 .  Design technical architectures
 .  Design Intranet/Internet
 .  Specify data communications equipment
 .  Specify data communications facilities